EXHIBIT 9(kk)


 ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

                            IVY FUND

     The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992 between Ivy Fund and Ivy Management, Inc. ("IMI"), the duties of IMI thereunder of which were assigned on October 1, 1993 to Ivy Mackenzie Services Corp. ("IMSC")(formerly "Mackenzie Ivy Investor Services Corp."), is hereby revised as set forth below in this Addendum.

Schedule A of the Agreement is revised in its entirety to read as follows:

                           SCHEDULE A

IVY  FEES:

     The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.


A.   PER ACCOUNT FEES

                                       Classes   Class   Advisor
Fund Name                              A, B, C     I      Class

Ivy Asia Pacific Fund                  $20.00     N/A    $20.00
Ivy Bond Fund                           20.75    10.25    20.75
Ivy Canada Fund                         20.00     N/A     20.00
Ivy China Region Fund                   20.00     N/A     20.00
Ivy Pan-Europe Fund                     20.00     N/A     20.00
Ivy Emerging Growth Fund                20.00     N/A     20.00
Ivy Global Fund                         20.00     N/A     20.00
Ivy Global Natural Resources Fund       20.00     N/A     20.00
Ivy Global Science & Technology Fund    20.00    10.25    20.00
Ivy Growth Fund                         20.00     N/A     20.00
Ivy Growth with Income Fund             20.00     N/A     20.00
Ivy International Fund                  20.00    10.25     N/A
Ivy International Bond Fund             20.00     N/A     20.00
Ivy International Small Companies Fund  20.00    10.25    20.00
Ivy International Fund II               20.00    10.25    20.00
Ivy Latin America Strategy Fund         20.00     N/A     20.00
Ivy Money Market Fund                   22.00     N/A      N/A
Ivy New Century Fund                    20.00     N/A     20.00

     In addition, in accordance with an agreement between IMSC and The Shareholder Services Group, each Fund will pay a fee of $4.48 for each account that is closed, which fee may be increased from time to time in accordance with the terms of that agreement.


B.   SPECIAL SERVICES

     Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

     This Addendum shall take effect as of the date that the Registration Statement pertaining to the Funds' Advisor Class of shares, filed with the Securities and Exchange Commission on or about October 31, 1997 pursuant to Rule 485(a)(2) under the Securities Act of 1933, first becomes effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed on this ____ day of ____________, 1997.

                         IVY FUND



                         By:  ___________________________________
                              Keith J. Carlson, President


                         IVY MACKENZIE SERVICES CORP.



                         By:  ___________________________________
                              C. William Ferris, President